Exhibit 5.1

[Letterhead of Steven R. Sullivan]

    September 15, 2009

Ameren Corporation

1901 Chouteau Avenue

St. Louis, Missouri  63103

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Ameren Corporation, a Missouri corporation (the “Company”).  The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-155416) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to an indeterminate amount of securities, which became effective on November 17, 2008.  On September 15, 2009, the Company issued and sold 21,850,000 shares of its common stock, par value $.01 (the “Shares”) pursuant to an Underwriting Agreement between the Company and the several underwriters named therein, dated September 9, 2009 (the “Underwriting Agreement”).

In connection with the issuance and sale of the Shares by the Company, I have reviewed originals (or copies certified or otherwise identified to my satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation, as amended, and By-Laws, as amended, of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials.  In connection with such review, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to me as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to me as originals and the correctness of all statements of fact contained in such original documents.  I am a member of the Bar of the State of Missouri and, for purposes of this opinion, do not hold myself out as an expert on the laws of any jurisdiction other than the State of Missouri.

On the    basis of such review, I am of the opinion that:

1.             the Company is a corporation validly existing under the laws of the State of Missouri; and

2.             the Shares, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on September 15, 2009, which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Steven R. Sullivan